Exhibit 10.4

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (“Agreement”), dated as of the 8th day of September, 2006, is made and entered into on the terms and conditions hereinafter set forth, by and between ORION HEALTHCORP, INC., a Delaware corporation (the “Company”), and PHOENIX LIFE INSURANCE COMPANY, a New York corporation (“Investor”).

RECITALS:

1. The Company is a healthcare services organization that provides outsourced business services to physicians.

2. The Company intends to raise capital in the amount of $8,000,000 by issuing $4,650,000 of a new class of its common stock (the “Equity Investment”) and $3,350,000 in subordinated debt (the “Note Purchase”).

3. Investor desires to make an investment in the Company in the form of a senior subordinated unsecured promissory note (the “Note”) in the aggregate original principal amount of $3,350,000 on the terms and conditions hereinafter set forth, and for the purpose hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the agreement of Investor to make the Note Purchase, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition Targets” shall mean Rand Medical Billing, Inc., On Line Alternatives, Inc. and On Line Payroll Services, Inc.

“Agreement” has the meaning set forth in the Preamble.

“Brantley Capital Shares” means 1,722,983 shares of Class B Common Stock issued in the name of Brantley Capital Corporation.

“Brantley Notes” means (i) that certain Convertible Subordinated Promissory Note dated June 1, 2005 in the original principal amount of $225,000, as amended on May 9, 2006 and August 8, 2006, and (ii) that certain Convertible Subordinated Promissory Note dated June 1, 2005 in the original principal amount of $1,025,000, as amended on May 9, 2006 and August 8, 2006.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Stock” means any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of a Person, including any and all warrants, rights or options to purchase any of the foregoing.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Class A Common Stock” means the Class A Common Stock, par value $0.001, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001, of the Company.

“Class C Common Stock” means the Class C Common Stock, par value $0.001, of the Company.

“Class D Common Stock” means the Class D Common Stock, par value $0.001, of the Company to be created and issued as part of the Equity Investment.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.

“Company Board Recommendation” has the meaning set forth in Section 3.1(bb).

“Company SEC Documents” has the meaning set forth in Section 3.1(g).

“Default” means any event or condition that constitutes an Event of Default or that with the giving of notice, the passage of time, or both, would be an Event of Default.

“Equity Investment” has the meaning set forth in the Recitals.

“Equity Investment Documents” means the documents and agreements entered into in connection with the Equity Investment.

“Event of Default” means the events specified in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Financial Statements” has the meaning set forth in Section 3.1(g).

“Fiscal Year” means the Company’s Fiscal Year, which is the period of twelve consecutive calendar months ending on December 31. “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

“Guaranty Obligations” means, without duplication, any obligations of the Company (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.

“Indebtedness” means, without duplication, (a) all obligations of the Company for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of the Company issued or assumed as the deferred purchase price of property or services purchased by such Person which appear as liabilities on the balance sheet of the Company (other than trade debt incurred in the ordinary course of business), (e) all obligations of the Company under any take or pay or similar arrangements or under commodities agreements, (f) the implied principal component of all obligations of the Company under capitalized leases, (g) all obligations of the Company under any interest rate protection agreement or foreign currency exchange agreement, (h) the principal portion of all obligations of the Company as an account party in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit and bankers’ acceptances), (i) the principal portion of all obligations of the Company under synthetic leases, (j) all obligations of the Company to repurchase any securities issued by the Company at any time prior to 5 1/2 years from the Closing Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (k) the aggregate amount of uncollected accounts receivable of the Company subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to the Company (whether or not such transaction would be reflected on the balance sheet of the Company in accordance with GAAP), (l) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (m) all Guaranty Obligations of the Company with respect to Indebtedness of another Person, (n) all accounts payable to trade creditors which are more than 60 days past due, other than those being Properly Contested, and (o) the Indebtedness of any partnership or unincorporated joint venture in which the Company is a general partner or a joint venturer to the extent such Indebtedness is recourse to the Company.

“Indemnified Party” has the meaning set forth in Section 7.1(a).

“Intercreditor Agreement” means one or more agreements among the Company, the Senior Lenders, the Investor and the holders of certain Junior Indebtedness setting forth the subordination of the Obligations to the Senior Indebtedness and the priority of the Obligations to such Junior Indebtedness.

“Investor” has the meaning set forth in the Preamble.

“Junior Indebtedness” shall mean the following Indebtedness (i) all amounts owed to U.S. Bank Portfolio Services, as successor to DVI Financial Services, Inc., pursuant to that certain Restated Loan Agreement, dated June 18, 2004, as amended and as may be amended from time to time, (ii) all amounts owed under the various Subordinated Notes Due December 15, 2007 issued by the Company to the former owners of Medical Billing Solutions, Inc. and Dennis Cain Physician Solutions, Ltd and (iii) any amounts that may be owed by the Company pursuant to any notes issued by the Company to the sellers of any businesses acquired by the Company between the date hereof and the Closing Date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan Document(s)” has the meaning set forth in Section 2.1(b).

“Losses” has the meaning set forth in Section 7.1(a).

“Material Adverse Change” or “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of a Person and its Subsidiaries, taken as a whole; (b) a material adverse change in, or a material adverse effect upon, the ability of a Person and its Subsidiaries, taken as a whole, to perform the material obligations under any Loan Document; or (c) a material adverse change in, or a material adverse effect upon the legality, validity, binding effect or enforceability against such Person of any Loan Document (other than Uniform Commercial Code filing statements) to which it is a party.

“Note” has the meaning set forth in the Recitals, together with any replacement or substitution thereof, any addition or allonge thereto and any amendment, restatement or other modification thereto from time to time.

“Note Purchase” has the meaning set forth in the Recitals.

“Obligations” has the meaning set forth in Section 2.1(b).

“Outstanding Class A Common Stock” means, as of the close of business on the Business Day that immediately precedes the Closing Date, the sum of (i) the then-outstanding shares of Class A Common Stock, (i) the number of shares of Class A Common Stock into which the then-outstanding shares of Class B Common Stock are convertible (excluding the Brantley Capital Shares), (iii) the number of shares of Class A Common Stock into which the then-outstanding shares of Class C Common Stock are convertible, (iv) the number of shares of Class A Common Stock into which the shares of Class D Common Stock to be issued as part of the Equity Investment would be convertible, assuming that such shares were issued as of such date, (v) the number of shares of Class A Common Stock into which the Brantley Notes are convertible, (vi) the number of shares of Class A Common Stock issuable upon exercise of the warrants and options of the Company specified on Schedule 1.1, solely to the extent that the exercise price of such warrants or options are equal to or less than the closing price of the Class A Common Stock as listed on the American Stock Exchange as of such date and (vii) the total number of shares of Class A Common Stock that have been granted as restricted stock units of the Company as specified on Schedule 1.1.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Properly Contested” means, in the case of any Indebtedness of the Company (including any taxes) that is not paid as and when due or payable by reason of the Company’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) the Company has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect on the Company; (iv) if the Indebtedness results from, or is determined by the entry, rendition or issuance against the Company or any of its assets of a judgment, writ, order or decree, execution on such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to the Company, the Company forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Proxy Statement” has the meaning set forth in Section 2.7(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.6.

“Required Company Stockholder Approval” has the meaning set forth in Section 3.1(bb).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Senior Indebtedness” has the meaning to be set forth in the Intercreditor Agreement to be executed between Senior Lender(s) and Investor at the Closing.

“Senior Lender” means any Person that holds Senior Indebtedness.

“Significant Contracts” has the meaning set forth in Section 3.1(s).

“Special Committee” has the meaning set forth in Section 3.1(bb).

“Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Capital Stock entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by a Person and/or any Subsidiary of such Person.

“Warrant” has the meaning set forth in Section 2.4.

1.2  Terms Generally.  The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time.

1.3  Accounting Principles.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder after the Closing Date shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Company delivered to Investor.

ARTICLE 2

NOTE PURCHASE; STOCKHOLDER APPROVAL

2.1  Evidence of Investment and Repayment.

(a) Subject to the terms contained herein and the satisfaction of the conditions precedent set forth in Section 5.2 or elsewhere herein or in the other Loan Documents, on the Closing Date Investor shall purchase the Note from the Company by wire transfer of immediately available funds in the amount of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) to an account designated by the Company prior to Closing and, subject to the satisfaction of the conditions precedents set forth in Section 5.3 hereof, the Company shall sell the Note to the Investor and issue the Warrant to the Investor. The Note shall be in the original principal amount of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000), executed by the Company in favor of Investor, substantially in the form of Exhibit A attached hereto.

(b) The Note, this Agreement, and any Intercreditor Agreement to which the Company and Investor are parties, and any other instruments and documents executed by the Company, now or hereafter evidencing or in any way related to the Indebtedness evidenced by the Note are herein individually referred to as a “Loan Document” and collectively referred to as the “Loan Documents”. The term “Obligations” as used herein shall refer to (i) the Note, and any renewals or extensions thereof, (ii) the full and prompt payment and performance of any and all other Indebtedness and other obligations of the Company to Investor under the Loan Documents, direct or contingent (including but not limited to obligations incurred as endorser, guarantor or surety and including, without limitation, accrued and unpaid interest, capitalized interest, prepayment premiums and all costs, fees and expenses provided for hereunder), however evidenced or denominated, and however and whenever incurred, including but not limited to Indebtedness incurred pursuant to any present or future commitment of Investor to the Company under the Loan Documents and (iii) all future advances made by Investor for taxes, levies, and insurance and all reasonable attorneys’ fees, court costs and expenses of whatever kind incident to the collection of any of said Indebtedness or other obligations and the enforcement and protection of the security interest created hereby or by the other Loan Documents.

(c) All payments of principal and interest due from the Company hereunder shall be due, without any presentment thereof, directly to Investor, at Investor’s address set forth in Section 8.9 or such other address as Investor may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated Investor for or in any written notice to the Company from Investor, the Company will make such payments in immediately available funds to such bank account, no later than 2:00 p.m. New York City local time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as Investor may from time to time direct in writing.

2.2  Optional Prepayment of Notes.  Subject to any terms as may be set forth in an Intercreditor Agreement from time to time, on and after the second (2nd) anniversary of the Closing Date the Company shall have the right at any time and from time to time, upon the notice provided for below, to prepay the Note in whole or in part (and, if prepaid in part, in a minimum amount of $500,000). In the event of an optional prepayment made under this Section 2.2, the Company shall give Investor written notice of such prepayment not less than 30 nor more than 60 days prior to the prepayment date, specifying (i) such prepayment date, (ii) the principal amount of the Note to be prepaid on such date, and (iii) the accrued interest applicable to the prepayment, and stating that such prepayment is to be made pursuant to this Section 2.2. The price of the Note payable upon an optional prepayment pursuant to this Section 2.2 shall be an amount, as determined on the date of prepayment, equal to (x) the then-outstanding principal amount of the Note being redeemed multiplied by (y) the applicable price percentage set forth below, as such amount may be reduced by Investor, plus (z) all accrued and unpaid interest on the principal redeemed:

Prepayment
Date of Prepayment	Price Percentage

The second (2nd) anniversary of the Closing Date through, but not including the third (3rd) anniversary of the Closing Date	103%
The third (3rd) anniversary of the Closing Date through, but not including the fourth (4th) anniversary of the Closing Date	102%
The fourth (4th) anniversary of the Closing Date through, but not including the fifth (5th) anniversary of the Closing Date	101%
The fifth (5th) anniversary of the Closing Date and thereafter	100%

All optional prepayments under this Section 2.2 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the Note, then to payment of default interest, if any, then to payment of accrued interest and thereafter to payment of principal. Any portion of the Note which has been prepaid may not be reborrowed.

2.3  Purpose of Note Purchase and Use of Proceeds.  The purpose of the Note Purchase and the use of proceeds shall be to finance the acquisition of the Acquisition Targets (to be consummated contemporaneously or substantially contemporaneously with the Closing) and for working capital purposes and related closing costs.

2.4  Issuance of Warrant.  On the Closing Date, the Company shall issue to Investor the right to purchase at any time within five years of the Closing Date, for a purchase price of $0.01 per share, such number of shares of the Class A Common Stock equal to one and one hundred seventeen one-thousandths percent (1.117%) of the Outstanding Class A Common Stock on the Closing Date, pursuant to the terms of a Common Stock Purchase Warrant, substantially in the form of Exhibit B attached hereto (the “Warrant”). The Warrant is fully detachable from this Agreement and the Note and may be transferred separately pursuant to the terms thereof.

2.5  Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized shares of Class A Common Stock, solely for the purpose of the issuance and delivery of the shares of Class A Common Stock issuable upon exercise of the Warrant, the maximum number of shares of Class A Common Stock that may be issuable or deliverable thereupon.

2.6  Registration Rights.  On the Closing Date, the Company shall grant to Investor the right to have the Class A Common Stock issuable upon exercise of the Warrant registered under the Securities Act, pursuant to the terms of a Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (the “Registration Rights Agreement”).

2.7  Stockholder Approval.

(a) To the extent that stockholder approval of the issuance of the Warrant and/or the issuance of the Class D Common Stock as part of the Equity Investment is required by the rules of the American Stock Exchange, as promptly as practicable after the execution of this Agreement, the Company will prepare and file with the Commission a proxy statement setting forth the time and place for holding of a special meeting of the stockholders of the Company for the purpose of obtaining the Required Company Stockholder Approval (the “Proxy Statement”). The Company will respond promptly to any comments of the Commission and will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable time.

(b) The Company Board Recommendation shall be included in the Proxy Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Investor such recommendation only if the Special Committee of the Company determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the directors of the Company to comply with their fiduciary duties to the stockholders of the Company.

2.8  Purchase Price Allocation.  On the Closing Date, or within sixty (60) days thereafter, the Company and Investor shall mutually agree upon an allocation of the $3,350,000 purchase price for the Note and the Warrant as between the Note and the Warrant. The Company and Investor will report the purchase and sale of the Note and the Warrant in accordance with such allocation for all federal, state and local tax purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1  The Company’s Representations.  In order to induce Investor to enter into this Agreement, the Company hereby represents and warrants to Investor that as of the date hereof, and, immediately after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, as of the Closing Date:

(a) Legal Status.  The Company is a corporation duly formed and validly existing under the laws of the State of Delaware. The Company has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. The Company is duly qualified to do business and in good standing in each state in which a failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Authorization.  The Company has the requisite corporate power and authority to conduct its business and affairs as currently conducted. Except for obtaining the Required Company Stockholder Approval, the Company has the requisite corporate power and authority to enter into and perform its obligations under the Loan Documents and the Warrant, without the consent or approval of any other person, firm, governmental agency or other legal entity. Except for obtaining the Required Company Stockholder Approval, the execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which the Company is a party and the Warrant, and the performance by the Company of its obligations thereunder are within the corporate powers of the Company and have been duly authorized by all necessary corporate action properly taken, and the Company has received all necessary governmental approvals, if any, that are required. The officer(s) executing this Agreement, the Note, the Warrant and all of the other documents to be delivered pursuant to the Loan Documents to which the Company is a party are duly authorized to act on behalf of the Company.

(c) Validity and Binding Effect.  This Agreement, the Warrant and the other Loan Documents are the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

(d) Capitalization.  Attached hereto as Schedule 3.1(d) is a table showing the authorized and issued Capital Stock of the Company, as of the date hereof, on a fully diluted basis. As of the date hereof, the Company does not have outstanding any interests or securities convertible or exchangeable for any of its Capital Stock or containing any profit participation features, and does not have outstanding any rights or options to subscribe for or to purchase its Capital Stock or any stock appreciation rights or phantom stock plans, except as set forth on Schedule 3.1(d). Schedule 3.1(d) accurately sets forth the following with respect to all outstanding options and rights to acquire any of the Company’s Capital Stock: (i) the total number of shares (or equivalent) issuable upon exercise of all outstanding options; (ii) the range of exercise prices for all such outstanding options; (iii) the number of shares (or equivalent) issuable, the exercise price and the expiration date for each such outstanding option; and (iv) with respect to all outstanding options, warrants and rights to acquire the Company’s Capital Stock, the number of shares (or equivalent) covered, the exercise price and the expiration date. The Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock, except as set forth on Schedule 3.1(d). The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Capital Stock, and the offer, sale and issuance of the Note hereunder do not require registration under the Securities Act of 1933, as amended, or any applicable state securities laws.

(e) No Conflicts.  Except as set forth on Schedule 3.1(e) hereto, consummation of the transactions contemplated hereby and the performance of the Obligations of the Company under and by virtue of the Loan

Documents and the Warrant do not conflict with, and will not result in any breach of, or constitute a default or trigger a Lien under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, limited liability company agreement, license, franchise or any other material instrument or agreement to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective properties may be bound or affected or to which the Company or any of its Subsidiaries has not obtained an effective waiver, except where such event would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) Litigation.  Except as set forth on Schedule 3.1(f) hereto, there are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of civil fines or penalties, arbitrations, administrative hearings or other proceedings pending, or, to the knowledge of the Company, threatened against or affecting the Company, any of the Company’s property, any of its Subsidiaries or any property of any of such Subsidiaries, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company, or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before any Governmental Authority. Neither the Company nor any Subsidiary is subject to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(g) SEC Filings.  The Company has furnished or made available to Investor true and complete copies of all reports or registration statements it has filed with the Commission under the Securities Act and the Exchange Act for all periods subsequent to December 14, 2004, all in the form so filed (collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and, as of its respective filing date, no Company SEC Document filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the Commission. No Company SEC Document filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Company SEC Documents became effective under the Securities Act. The Company’s financial statements, including the notes thereto, included in the Company SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP and present fairly the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified (subject, in the case of unaudited statements, to normal audit adjustments and footnote disclosures). Since the date of the most recent Company SEC Document, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(h) Other Agreements; No Defaults.  Except as set forth in the Company SEC Documents or on Schedule 3.1(h), except for the Loan Documents, neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that, if a default occurs thereunder, such default would reasonably be expected to result in a Material Adverse Change to the Company. Except as set forth in the Company SEC Documents or on Schedule 3.1(h), neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including but not limited to this Agreement and the other Loan Documents, which would reasonably be expected to result in a Material Adverse Change to the Company, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of the same.

(i) Compliance With Law.  The Company and each of its Subsidiaries have obtained all licenses, permits, approvals and authorizations necessary or required in order to conduct their respective business and affairs as heretofore conducted (other than where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect on the Company) and has ensured that all required licenses are in full force and effect on the Closing Date and have not been revoked, suspended or otherwise limited. The Company and each of its Subsidiaries is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational, and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that any noncompliance, in the aggregate, cannot reasonably be expected to have a Material Adverse Effect on the Company.

(j) Statements Not False or Misleading.  No representation or warranty given as of the date hereof by the Company contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished by the Company to Investor pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(k) Margin Regulations.  The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

(l) Fees/Commissions.  Except for fees and expenses that may be owed to Stephens, Inc., the Company has not agreed to pay any finder’s fee, commission, origination fee or other fee or charge to any person or entity with respect to the Note Purchase or other transactions contemplated hereunder.

(m) Limited Offering of Note.  Assuming the accuracy of the representations and warranties of Investor contained in Section 3.2 hereof, the offer and sale of the Note and the Warrant is not required to be registered pursuant to the provisions of Section 6 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Note or Warrant, to any Person so as to bring the sale of the Note and/or the Warrant by the Company within the registration provisions of the Securities Act or any state securities laws.

(n) Subsidiaries.  Schedule 3.1(n) hereto is a complete list of each corporation, partnership, joint venture, limited liability company, or other business organization in which the Company or any Subsidiary of the Company owns, directly or indirectly, any Capital Stock or other equity interest, or with respect to which the Company or any Subsidiary of the Company, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company or such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business as a foreign corporation (or other entity) and is in good standing (or equivalent) in the jurisdictions listed on Schedule 3.1(n), which are the only jurisdictions where the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation (or other entity) necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) it is required so to qualify. The outstanding Capital Stock of each Subsidiary of the Company is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1(n), the Company and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 3.1(n), free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to the Company herein shall include the Company and all of its Subsidiaries.

(o) Trademarks, Patents, Etc.  Schedule 3.1(o) is an accurate and complete list of all patents, trademarks, trade names, trademark registrations, service names, service marks, copyrights, licenses, formulae and applications therefor owned by the Company or any of its Subsidiaries or used or required by the Company or any of its Subsidiaries in the operation of its business, title to each of which is, except as set forth on Schedule 3.1(o) hereto, held by the Company or a Subsidiary of the Company free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. Except as set forth on Schedule 3.1(o), the Company and its Subsidiaries own or possess adequate (and will use their best efforts to obtain as expediently as possible any additional) licenses or other rights to use all patents, trademarks, trade names, service marks, trade secrets or other intangible property rights and know how necessary to entitle the Company or such Subsidiary to conduct its business as presently being conducted. There is no pending infringement action, lawsuit, claim or complaint which asserts that the Company’s or any such Subsidiary’s operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of the Company, any of its Subsidiaries or any adversely held trademarks, trade names, trademark registrations, service names, service marks or copyrights, and neither the Company nor any of its Subsidiaries is in any way making use of any confidential information or trade secrets of any person, except with the consent of such person. Except as set forth on Schedule 3.1(o), the Company and each of its Subsidiaries have taken reasonable steps to protect its proprietary information (except disclosure of source codes pursuant to licensing agreements) and is the lawful owner of the proprietary information free and clear of any claim of any third party. As used herein, “proprietary information” includes without limitation, (i) any computer programming language, software, hardware, firmware or related documentation, inventions, technical and nontechnical data related thereto and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by the Company or any of its Subsidiaries or marketing studies conducted by the Company or any of its Subsidiaries, all of which the Company considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties.

(p) Debt.  Schedule 3.1(p) is a complete and correct list of all credit agreements, indentures, purchase agreements, promissory notes and other evidences of Indebtedness, guaranties, capital leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Company, any of its Subsidiaries or any of their respective properties is in any manner directly or contingently obligated, and the maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated on Schedule 3.1(p).

(q) Taxes.  The Company and each of its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed (except for returns that have been appropriately extended by it), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any Governmental Authority, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being Properly Contested).

(r) Certain Transactions.  Except as set forth on Schedule 3.1(r) hereto, no officer, director or, to the knowledge of the Company, any member of their immediate families, nor any Subsidiary or affiliate of the Company is, directly or indirectly, interested in any material contract or agreement with the Company or any Subsidiary. Except as set forth on Schedule 3.1(r) hereto, the Company is not indebted, directly or indirectly, to any of its equityholders, officers or directors or, to the knowledge of the Company, their respective spouses or children, in any amount whatsoever, and none of said equityholders, officers or directors or, to the knowledge of the Company, any members of their immediate families, are indebted to any of the Company or any of its Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm, corporation or other legal entity.

(s) Significant Contracts.  Schedule 3.1(s) is a complete and correct list of all contracts, agreements and other documents pursuant to which the Company or any of its Subsidiaries receives revenues in excess of $500,000 per Fiscal Year or has committed to make expenditures in excess of $500,000 per Fiscal Year (collectively, the “Significant Contracts”). Each such Significant Contract is in full force and effect as of the date hereof and the Company does not know of any reason why any such Significant Contract would not remain in full force and effect pursuant to the terms thereof.

(t) Environmental.  Except as set forth on Schedule 3.1(t) or the reports listed therein, the Company and each of its Subsidiaries has duly complied with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in material compliance with, the provisions of all applicable federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Except as set forth on Schedule 3.1(t) or the reports listed therein, neither the Company nor any Subsidiary has received written notice of, or knows of, any violations by the Company or any of its Subsidiaries of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.

(u) ERISA.  Neither the Company nor any Subsidiary of the Company has any pension plan that is sponsored, maintained or contributed to by the Company and that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461, as amended from time to time. The Company and each of its Subsidiaries have operated and administered each of its welfare and pension plans in compliance with all requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time, except for such instances of noncompliance as have not resulted in and could not reasonably be expected to have a Material Adverse Effect on the Company.

(v) Title to Properties.  The Company and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its real properties and good title to its other assets, free and clear of all liens other than those liens set forth on Schedule 3.1(v).

(w) Registration Rights.  Except as set forth on Schedule 3.1(w) hereto, except as described in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(x) Employees.  Neither the Company nor any of its Subsidiaries has had any current strikes, work stoppages or similar disputes which have resulted in or which the Company reasonably believes would be expected to have a Material Adverse Effect on the Company.

(y) Location of Properties, Places of Business.  The only jurisdictions in which the Company or any of its Subsidiaries maintains any tangible personal property or carries on business are as listed on Schedule 3.1(y) hereto. All billings for the supply of goods and services by the Company and its Subsidiaries are made from, and require payment to be made to, the chief executive office of the Company. Except as set forth on Schedule 3.1(y), neither the Company nor any of its Subsidiaries has, during the five years preceding the date of this Agreement, been known as or used any other corporate, trade or fictitious name, or acquired all or substantially all of the assets, Capital Stock or operating units of any Person. Neither the Company nor any of its Subsidiaries has, during the five years preceding the date of this Agreement, had a business location at any address other than addresses set forth on Schedule 3.1(y).

(z) Insurance.  The Company and each of its Subsidiaries carry or are covered by insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(aa) Real Properties.  Schedule 3.1(aa) hereof sets forth, the address or tax parcel number of each parcel of real property in which the Company or any of its Subsidiaries has any estate or interest, together with a description of the estate or interest (e.g., fee simple, leasehold, etc.) held by the Company or such Subsidiary. The Company further represents and warrants that with respect to each parcel of such real property, neither it nor any of its Subsidiaries has entered into any leases, subleases or other arrangements for occupancy of space within such parcel, other than the leases described in Schedule 3.1(aa) hereof, and (v) each lease, sublease, or other arrangement in Schedule 3.1(aa) hereof, is in full force and effect, and, except as disclosed in Schedule 3.1(aa) hereof, or as otherwise disclosed to Investor in writing after the date hereof, there is not continuing any material default on the part of the Company or any of its Subsidiaries with respect to each lease, sublease, or other arrangement.

(bb) Special Committee; Board Recommendation; Required Vote.

(i) The special committee of independent directors of the Board of Directors of the Company (the “Special Committee”), at a meeting duly called and held, has, by unanimous vote of its members, (A) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of the Company, and (B) resolved to recommend that the stockholders of the Company approve the issuance of the Warrant pursuant to this Agreement (the “Company Board Recommendation”).

(ii) The affirmative vote of holders of a majority of the voting power of the outstanding shares of the Company’s common stock present at such meeting, voting together as a single class (the “Required Company Stockholder Approval”), is the only vote of the holders of any class or series of Capital Stock of the Company necessary to approve the issuance of the Warrant pursuant to this Agreement.

(cc) Foreign Assets Control Regulations, Etc.

(i) Except as a result of the identity or status of Investor, neither the sale of the Note by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any of its Subsidiaries is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended and is not a Person that, to its knowledge, engages in any dealings or transactions with any such Person.

(dd) Status under 1940 Act.  The Company is not subject to regulation under the Investment Company Act of 1940, as amended.

3.2  Investor’s Representations.  Investor represents and warrants to the Company that as of the date hereof, and, immediately after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, as of the Closing Date:

(a) Legal Status; Authorization.  Investor is (a) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) has the full power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents and to consummate the transactions contemplated by this Agreement and the other Loan Documents. The execution, delivery and performance by it of this Agreement and the other Loan Documents (a) has been duly authorized by all necessary action and (b) does not contravene the terms of its organizational documents, or any amendment thereof.

(b) Validity and Binding Effect.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of Investor enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

(c) Fees/Commissions.  Investor has not agreed to pay any finder’s fee, commission, origination fee or other fee or charge to any person or entity with respect to the Note Purchase or other transactions contemplated hereunder.

(d) Accredited Investor; Purchase Entirely for Own Account.  Investor is an “accredited investor” as that term is defined in Rule 501 of the Securities Act and, in making the purchase contemplated herein, it is specifically understood and agreed that Investor is acquiring the Note for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act.

(e) Restricted Securities.  Investor understands that the Note will not be registered under the Securities Act, by reason of its issuance by the Company in a transaction exempt from the registration requirements of the

Securities Act, and that it must hold the Note indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(f) Receipt of Information.  Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Note. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note, the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3.1 of this Agreement or the right of Investor to rely thereon. Investor learned of this investment opportunity as a result of direct contact by the Company or an agent of the Company and not by means of advertising, publication or other written materials.

(g) Investment Experience.  Investor is experienced in evaluating and investing in securities, of companies in the development state and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Note. Investor also represents that it has not been organized for the purpose of purchasing the Note.

ARTICLE 4

POST CLOSING COVENANTS AND AGREEMENTS

The Company hereby covenants and agrees, that on the Closing Date and thereafter for so long as this Agreement is in effect and until the payment in full of all principal and interest under the Note together with all other Obligations under the Loan Documents:

4.1  Payment of Obligations.  The Company shall pay the Indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform, as the case may be, all of the other Obligations of the Company to Investor, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

4.2  Financial Statements and Other Reports.  The Company shall furnish to Investor (a) not later than such time as provided to the Senior Lenders, such reports delivered by the Company to the Senior Lenders and (b) a copy of each financial statement and report that the Company files with the Commission or any stock exchange. The Company shall furnish to Investor, with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder, under the Note or under the other Loan Documents, as from time to time may be reasonably requested, in writing, by the Investor.

4.3  Maintenance of Books and Records; Inspection.  The Company shall, and shall cause each of its Subsidiaries to, maintain its books, accounts and records in accordance with GAAP, and after reasonable notice from Investor, permit Investor, its officers and employees and any professionals designated by Investor in writing, at the Company’s expense, to visit and inspect any of its or its Subsidiaries’ properties, corporate books and financial records, and to discuss its and its Subsidiaries’ accounts, affairs and finances with the Company or the principal officers of the Company or any Subsidiary during reasonable business hours, all at such times as Investor may reasonably request; provided that no such inspection shall materially interfere with the conduct of the Company’s or any Subsidiary’s business, and that prior to an Event of Default, the Company shall not be responsible for the expenses of more than two such audits each Fiscal Year.

4.4  Insurance.  Without limiting any of the requirements of any of the other Loan Documents, the Company shall, and shall cause each of its Subsidiaries to, maintain, in such form, written by such companies, in such amounts, for such period, and against such risks as is customary for entities engaged in comparable business activities or as otherwise may be reasonably acceptable to Investor, including, without limitation, (a) to the extent required by applicable law, worker’s compensation insurance (or a legally sufficient amount of self insurance against worker’s compensation liabilities, with adequate reserves, under a plan approved by Investor, such approval not to be unreasonably withheld or delayed), (b) fire and “all risk” casualty insurance on all its real and personal property, (c) public liability insurance, and (d) business interruption insurance. At the request of Investor, the Company will deliver forthwith a certificate specifying the details of such insurance in effect. The Company shall promptly provide written notice, in reasonable detail, to Investor whenever there is any material change to the Company’s or any Subsidiary’s insurance coverage.

4.5  Taxes and Assessments.  The Company shall, and shall cause each of its Subsidiaries to, (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Company or any Subsidiary upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, would reasonably be expected to result in a lien or charge upon any of its properties; provided, however, that the Company or any Subsidiary in good faith may Properly Contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c).

4.6  Corporate Existence.  The Company shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in the state of its formation, and its qualification and good standing as a foreign entity in each jurisdiction in which such qualification is necessary pursuant to applicable law except where the failure to be qualified and in good standing as a foreign corporation would not reasonably be expected to result in a Material Adverse Change to the Company.

4.7  Compliance with Law and Other Agreements.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company, the Company shall, and shall cause each of its Subsidiaries to, maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (b) all agreements, licenses, franchises, indentures and mortgages to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties is bound.

4.8  Notice of Default.  The Company shall give written notice to Investor of the occurrence of any Default or Event of Default under this Agreement or any default or event of default under any other Loan Document promptly upon the occurrence thereof.

4.9  Notice of Litigation.  The Company shall give notice, in writing, to Investor of (a) any actions, suits or proceedings, instituted by any Person against the Company or any of its Subsidiaries or affecting any of the assets of the Company of any of its Subsidiaries wherein the amount at issue is in excess of $500,000 and after any such action, suit or proceeding is instituted, information reasonably related thereto as reasonably requested from time to time by Investor, and (b) any dispute, investigation, claim, imposition of criminal or civil fines and penalties or civil investigative demands, not resolved within 30 days of the commencement thereof, between the Company or any of its Subsidiaries on the one hand and any governmental regulatory body on the other hand, which dispute would reasonably be expected to materially interfere with the normal operations of the Company and its Subsidiaries.

4.10  Debt.  Without the prior written consent of Investor, the Company shall not create, incur, assume or suffer to exist Indebtedness of any description whatsoever, excluding:

(a) the Indebtedness evidenced by the Note and the other Loan Documents;

(b) the endorsement of negotiable instruments payable to the Company for deposit or collection in the ordinary course of business;

(c) trade payables incurred in the ordinary course of business;

(d) the Indebtedness listed on Schedule 3.1(l) hereto and any refinancings, refundings, renewals or extensions thereof, which do not increase the principal amount or shorten the maturity thereof, and the interest thereon;

(e) purchase money Indebtedness hereafter incurred by the Company to finance the purchase of fixed assets used in the Company’s business; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $250,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(f) other Indebtedness relating to capitalized leases, financing of insurance premiums, capital expenditures and other unsecured Indebtedness incurred in the ordinary course of business, in an aggregate amount not to exceed, at any time, $500,000.

Without the prior written consent of Investor, the Company shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist indebtedness of any description whatsoever.

4.11  Inconsistent Agreements.  Without the prior written consent of Investor, the Company shall not enter into, or permit any of its Subsidiaries to enter into, any agreement material in amount containing any provision which would be violated or breached by the performance by the Company of its respective Obligations hereunder or under any of the Loan Documents.

4.12  Modification of Charter.  Without the prior written consent of Investor, the Company will not amend, modify or change any provision of its certificate of incorporation, bylaws, or the terms of any class or series of its Capital Stock, other than in a manner that could not reasonably be expected to adversely affect Investor in its capacity as a holder of the Note.

4.13  Limitations on Layering.  Notwithstanding the provisions of Section 4.10, the Company shall not incur, or permit to exist, any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to any Indebtedness arising under this Agreement and the Note.

4.14  Distributions.  Except for the acquisition of the Brantley Capital Shares, the Company will not, at any time, declare or make or incur any liability to declare or make any Distribution and will not permit any of its Subsidiaries to incur any liability with respect to any such Distributions. “Distribution” means (a) dividends or other distributions or payments on Capital Stock of the Company or (b) the redemption or acquisition of such Capital Stock (except when solely in exchange for such Capital Stock), unless made, contemporaneously, from the net cash proceeds of a sale of such Capital Stock; provided, however, that nothing herein shall prevent or prohibit the payment of “payable in kind” distributions on the Capital Stock of the Company as set forth in the Company’s certificate of incorporation. The Company will not permit any of its Subsidiaries to declare or pay dividends or other distributions or payments on its Capital Stock except to the Company. The Company will not permit any of its Subsidiaries to redeem or otherwise acquire any of its Capital Stock.

4.15  Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any material transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company’s and such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an affiliate.

ARTICLE 5

CLOSING; CONDITIONS TO CLOSING

5.1  Closing.  The purchase and sale of the Note shall take place at the offices of the Company, 1805 Old Alabama Road, Suite 350, Roswell, Georgia 33076 (the “Closing”) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in this Article 5 (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). Conditions precedent set forth in Section 5.2 below may be waived solely by the Investor in its sole discretion.

Conditions precedent set forth in Section 5.3 below may be waived solely by the Company in its sole discretion. If the Agreement shall have been terminated pursuant to Section 8.1 hereof prior to the Closing Date, no Closing shall occur.

5.2  Conditions to Investor’s Obligations.  Investor’s obligations to purchase and pay for the Note at the Closing are subject to Investor determining, in its good faith discretion, that the following conditions have been satisfied (or Investor waiving in its sole discretion in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a) No Material Adverse Change.  Since June 30, 2006, there has not occurred a Material Adverse Change to the Company or any Acquisition Target.

(b) Representations, Warranties and Covenants.  Subject to the second sentence of this clause (b), the representations and warranties of the Company contained in Article 3 shall be true and correct in all material respects (without duplication of materiality qualifiers) on and as of the date when made and on and as of the Closing Date. The Company shall have delivered to the Investor all revisions to the representations in Sections 3.1(d), (g), (n), (o), (p), (q), (r), (s), (t), (v), (x), (y), and (aa) to give effect to the consummation of the Equity Investment and the acquisition of the Acquisition Targets, and such revisions shall be in form and substance satisfactory to the Investor in its good faith discretion. In addition, the Company will have performed, or shall have caused to be performed, all agreements, obligations and covenants required herein to be performed by it on or prior to the Closing Date. No Default or Event of Default occurring as a result of a breach of any covenant set forth in Article 4 shall exist as of the Closing Date determined as if this Agreement had been in full force and effect at all times from and after June 30, 2006.

(c) Consummation of the Equity Investment and the Acquisitions.  On or prior to the Closing Date, the Equity Investment and the acquisition of the Acquisition Targets shall have been consummated in accordance with the terms and conditions of the Equity Investment Documents, the applicable acquisition agreements and all applicable laws. On or prior to the Closing Date, the Company shall have delivered to the Investor pro forma financial statements of the Company and its Subsidiaries giving effect to the acquisition of the Acquisition Targets, the consummation of the Equity Investment and the Note Purchase, the closing of the Senior Indebtedness, the retirement of the Brantley Capital Shares and the conversion of the Brantley Notes, the Class B Common Stock and the Class C Common Stock, and such pro forma financial statements shall be satisfactory to the Investor.

(d) Consent of Third Parties, Governmental Authorities, etc.  The Company shall have presented evidence satisfactory to Investor to the effect that (i) all consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby have been obtained, (ii) the transactions related to the Loan Documents shall not violate, or constitute or trigger the occurrence of a default or an event of default with respect to, any contractual obligations of the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries is in violation of or default under or with respect to any of its material contractual obligations.

(e) Stockholder Approval.  The Company shall have received the Required Company Stockholder Approval for the consummation of the Note Purchase and the transactions contemplated by this Agreement on the terms and conditions approved by the Company Board Recommendation and such Company Stockholder Approval shall not be subject to any injunction or court, stock exchange or administrative proceeding challenging its legality, validity or effectiveness.

(f) Senior Financing and Intercreditor Agreements.  On or prior to the Closing Date, the Company shall have consummated a transaction with one or more Senior Lenders for the provision of not less than $6,500,000 of senior secured financing. The Company and Investor shall have entered into one or more Intercreditor Agreements with the Senior Lenders and the holders of certain Junior Indebtedness, on terms satisfactory to Investor, and each of the same shall be in full force and effect.

(g) Conversions; Repurchase.  On or before Closing, Brantley Partners IV, L.P. shall have converted the entire unpaid principal amount of, and any accrued but unpaid interest on, the Brantley Notes into shares of

Class A Common Stock. On or before Closing, the Company shall have acquired all of the Brantley Capital Shares and have retired the same and/or all of the outstanding shares of Class B Common Stock and Class C Common Stock shall have been either converted into shares of Class A Common Stock or otherwise redeemed, repurchased or purchased by the Company.

(h) Certain Documents.  Investor shall have received the following closing documents, in form and substance satisfactory to Investor, all of which shall, except as specified below, be fully executed originals, and shall be in full force and effect:

(i) the Note, duly executed by the Company, in form and substance satisfactory to the Investor; a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Note;

(ii) the Warrant, duly executed by the Company; a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Warrant;

(iii) the Registration Rights Agreement, duly executed by the Company;

(iv) an opinion of the Company’s counsel, dated the Closing Date, as to the Loan Documents, in form and substance reasonably satisfactory to Investor;

(v) a certificate of the Secretary of State of Delaware as to the good standing of the Company in such jurisdiction dated as of a date within five (5) Business Days prior to the Closing Date;

(vi) a certificate, dated as of the Closing Date, of the secretary of the Company certifying (A) that the copies of the certificate of incorporation and the bylaws of the Company, attached thereto and as amended to date, are true, complete and correct, (B) that the copies of the resolutions of the directors of the Company, authorizing the transactions contemplated by this Agreement and each of the Loan Documents (including the issuance of the Note) are true, complete and correct, (C) as to the incumbency of each Person executing this Agreement and each of the Loan Documents on behalf of the Company, and (D) as to any other matters reasonably requested by Investor;

(vii) a certificate from an officer of the Company, in form and substance satisfactory to the Investor, with respect to the satisfaction of the requirements under Sections 5.2(a), (b), (c), (e), (f) and (g) above; and

(vii) such other documents as Investor may reasonably request in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to Investor. All fees and expenses of Investor required to be paid pursuant to Section 9.2 hereof shall have been paid and all actions required under Section 2.5 hereof shall have been undertaken and completed. Any withdrawals or modifications referred to in Section 2.7(b) hereof shall be satisfactory to the Investor in its sole discretion.

5.3  Conditions to the Company’s Obligations.  The Company’s obligations to issue and sell the Note at the Closing are subject to the Company determining, in its reasonable discretion, that the following conditions have been satisfied (or the Company waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a) Representations, Warranties and Covenants.  The representations and warranties of Investor contained in Article 3 shall be true and correct in all material respects (without duplication of materiality qualifiers) on and as of the Closing Date. In addition, Investor will have performed, or shall have caused to be performed, all agreements, obligations and covenants required herein to be performed by it on or prior to the Closing Date.

(b) Consummation of the Equity Investment.  On or prior to the Closing Date, the Equity Investment shall have been consummated in all material respects in accordance with the terms and conditions of the Equity Investment Documents and all applicable laws.

(c) Consent of Third Parties, Governmental Authorities, etc.  The Company shall have received evidence reasonably satisfactory to it to the effect that (i) all material consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby have been obtained, (ii) the transactions related to the Loan Documents shall not violate, or constitute or trigger the occurrence of an event of default with respect to, any contractual obligations of the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries is in violation of or default under or with respect to any of its material contractual obligations.

(d) Stockholder Approval.  The Company shall have received the Required Company Stockholder Approval for the consummation of the Note Purchase and the transactions contemplated by this Agreement on the terms and conditions approved by the Company Board Recommendation and such Company Stockholder Approval shall not be subject to any injunction or court, stock exchange or administrative proceeding challenging its legality, validity or effectiveness.

(e) Conversions; Repurchase.  On or before Closing, Brantley Partners IV, L.P. shall have converted the entire unpaid principal amount of, and any accrued but unpaid interest on, the Brantley Notes into shares of Class A Common Stock. On or before Closing, the Company shall have acquired all of the Brantley Capital Shares and have retired the same and/or all of the outstanding shares of Class B Common Stock and Class C Common Stock shall have been either converted into shares of Class A Common Stock or otherwise redeemed, repurchased or purchased by the Company.

(f) Certain Documents.  The Company shall have received the following closing documents, in form and substance satisfactory to the Company, all of which shall, except as specified below, be fully executed originals, and shall be in full force and effect:

(i) the Registration Rights Agreement, duly executed by the Investor; and

(ii) such other documents as the Company may reasonably request in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Company.

ARTICLE 6

DEFAULT AND REMEDIES

6.1  Events of Default.  The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Default in the payment of:

(i) Any principal of or premium on the Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such Default continues unremedied for a period of three (3) Business Days; or

(ii) Any interest on the Note or any other amount (other than an amount referred to in (i) above) due under any of the Loan Documents, when and as the same becomes due and payable, and such Default continues unremedied for a period of three (5) Business Days;

(b) Any representation or warranty by the Company as to any matter hereunder or under any of the other Loan Documents, or delivery by any of the Company of any schedule, statement, resolution, report, certificate, notice, instruction or writing to or furnished to Investor is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

(c) Default shall occur in the performance of (i) any of the covenants or agreements of the Company contained in Sections 4.2, 4.6, 4.8, or 4.12 or (ii) any other covenants or agreements of the Company contained herein or in any of the other Loan Documents and, in the case of clause (ii) above, such failure shall continue for 30 days after the earlier of (a) written notice thereof has been given by Investor to the Company and (b) any officer of the Company knows or reasonably should have known of such failure;

(d) Any of the following events shall have occurred with respect to the Company or any of its Subsidiaries: (i) the Company or any of its Subsidiaries shall have made an assignment for the benefit of its creditors; (ii) the Company or any of its Subsidiaries shall have admitted in writing its inability to pay its debts as they become due; (iii) the Company or any of its Subsidiaries shall have filed a voluntary petition in bankruptcy; (iv) the Company or any of its Subsidiaries shall have been adjudicated bankrupt or insolvent; (v) the Company or any of its Subsidiaries shall have filed any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable law pertinent to such circumstances; (vi) the Company or any of its Subsidiaries shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against the Company; (vii) the Company or any of its Subsidiaries shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of it or of all or any substantial part of its properties; (viii) 60 days shall have elapsed after the commencement of an action against the Company or any of its Subsidiaries seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of the Company or such Subsidiary having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (ix) 60 days shall have expired after the appointment, without the consent or acquiescence of the Company or any of its Subsidiaries, of any trustee, receiver or liquidator of the Company or such Subsidiary or of all or any substantial part of the assets and properties of the Company or such Subsidiary without such appointment having been vacated.

(e) The occurrence with respect to the Company or any of its Subsidiaries of any action initiating, or any event that results in, the dissolution, liquidation, winding up or termination of the Company or such Subsidiary;

(f) Any judgment in excess of $500,000, to the extent not fully paid or discharged (excluding any portion thereof that is covered by an insurance policy issued by an insurance company of recognized standing and creditworthiness which has acknowledged the coverage of such policy with respect to such judgment) is rendered against the Company or any of its Subsidiaries, and the same shall remain undischarged for a period of 21 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of the Company or any of its Subsidiaries to enforce any such judgment;

(g) Any event of default shall occur under the documents evidencing the Senior Indebtedness, where such event of default results in the acceleration of the Senior Indebtedness; any default in the performance of or compliance with any term of any evidence of any documents or instruments evidencing the Junior Indebtedness or any other Indebtedness (other than Senior Indebtedness), which Junior Indebtedness or other Indebtedness has an aggregate outstanding principal amount of at least $250,000, and such default shall have continued beyond the expiration of any applicable grace period provided for in the documents evidencing such Junior Indebtedness or such other Indebtedness.

6.2  Acceleration of Maturity; Remedies.  Upon the occurrence and during the continuance of any Event of Default (a) specified in Sections 6.1(d) or 6.1(e), the Note shall automatically become immediately due and payable, together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) specified in Section 6.1(a), Investor may, at its option, declare by notice in writing to the Company that the Note to be, and the Note shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and (c) if such event is an Event of Default (other than under an Event of Default under any of Sections 6.1(a), 6.1(d) or 6.1(e)), Investor may, at its option, declare by notice in writing to the Company the Note to be, and the Note shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the Indebtedness evidenced by the Note:

(a) Investor shall be immediately entitled to exercise any and all rights and remedies possessed by Investor pursuant to the terms of the Note and all of the other Loan Documents; and

(b) Investor shall have any and all other rights and remedies that Investor may now or hereafter possess at law, in equity or by statute.

6.3  Remedies Cumulative; No Waiver.  No right, power or remedy conferred upon or reserved to Investor by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Investor to exercise any right, power or remedy accruing upon the occurrence and during the continuance of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Investor may be exercised from time to time and as often as may be deemed expedient by Investor.

6.4  Proceeds of Remedies.  Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised, if none is specified, or if the remedy is provided by this Agreement, then as follows:

First, to the costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by Investor in connection with the exercise of its remedies;

Second, to the reasonable expenses of curing the Default that has occurred, in the event that Investor elects, in its sole discretion, to cure the Default that has occurred;

Third, to the payment of the Obligations under the Loan Documents of the Company, including but not limited to the payment of the principal of and interest on the Indebtedness evidenced by the Notes, in such order of priority as Investor shall determine in its sole discretion; and

Fourth, the remainder, if any, to the Company or to any other Person lawfully thereunto entitled.

ARTICLE 7

INDEMNIFICATION; SURVIVAL

7.1  General Indemnification.

(a) The Company, without limitation as to time, will defend and indemnify Investor and its officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by the Company herein or (B) any breach of any covenant, agreement or Obligation of the Company contained in any of the Loan Documents, other than in either case any Losses resulting from action on the part of such Indemnified Party to the extent they are a result of such party’s gross negligence or willful misconduct. The Company agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The obligations of the Company under this paragraph will survive any transfer of the Note and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is prejudiced thereby. The Company shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (A) the Company has failed to assume the defense and employ counsel as provided herein, (B) the Company has agreed in writing to pay such fees and expenses of separate counsel or (C) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Company and representation of both the Company and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (A), (B) or (C) of the immediately preceding sentence, the Company shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Company shall be liable only for settlement of any claim against an Indemnified Party made with the Company’s written consent. Nothing in this Section 7.1 shall affect, limit or prejudice the obligations, undertakings and liabilities of the Company to pay all amounts owing under the Note and all other Obligations under this Agreement and the other Loan Documents in accordance with the terms thereof and hereof.

7.2  Limitation of Damages.  Neither Investor nor the Company shall in any event be liable to the other party for special or consequential damages arising from this Agreement or otherwise related to the Obligations under the Loan Documents.

7.3  Survival.  All representations, warranties, covenants and agreements contained herein or made in writing by the Company or Investor in connection herewith (except as specifically set forth herein) shall survive the execution and delivery of this Agreement and other Loan Documents.

ARTICLE 8

TERMINATION

8.1  Termination.  This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing (notwithstanding the Company’s receipt of the Required Company Stockholder Approval):

(a) by mutual consent in writing of the Company and Investor;

(b) (i) by the Investor, if there has been a breach of any covenant of the Company hereunder, or a breach of any of the representations and warranties of the Company made in Section 3.1 of this Agreement, or the failure of any condition to Closing set forth in Section 5.2 hereof, or (ii) by the Company if there has been a breach of any covenant of the Investor hereunder, a breach of any of the representations and warranties of the Investor made in Section 3.2 of this Agreement or a failure of any of the conditions to Closing set forth in Section 5.3 hereof;

(c) by Investor, if Investor shall have determined, in its good faith discretion, in connection with the completion of its due diligence review of the Company and the Acquisition Targets that the Company, after giving effect to such acquisitions and the Equity Investment, is not creditworthy;

(d) by the Company or Investor, if there shall be any law of any competent Governmental Authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any order of any competent Governmental Authority prohibiting such transactions is entered and such order shall become final and non-appealable; and

(e) by the Investor if the Closing shall have not occurred on or prior to December 31, 2006 for any reason whatsoever other than Investor breaching any of its undertakings hereunder or acting in bad faith.

8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of this Section 8.2, Article 7 and Section 9.2, shall become void and have no effect, without any liability on the party of any party to this Agreement or their respective directors, officers, or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that if it shall be finally judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, as the sole remedy of any party aggrieved by such breach (all other liability being hereby irrevocably waived by such aggrieved party and such aggrieved party hereby agrees not to assert any such other liability or any claim in connection therewith), the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless such aggrieved party for the out-of-pocket costs, fees and expenses of its counsel, accountants, financial advisors and other experts and advisors incurred in connection with, as well as its other out-of-pocket fees and expenses directly incident to, the negotiation, preparation and execution of this Agreement and related documentation and the stockholders’ meeting. The Company agrees that any determination by the Investor to terminate this Agreement by virtue of the Investor’s determination, in good faith, that the Company is not creditworthy shall not give rise to any action by the Company for wrongful termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1  Successors and Assigns Included in Parties.  Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors in title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of the Company or by or on behalf of Investor shall bind and inure to the benefit of their respective heirs, legal representatives, successors in title and assigns, whether so expressed or not.

9.2  Costs and Expenses.  The Company agrees (a) to pay upon demand all reasonable out-of-pocket costs and expenses of Investor in connection with (i) Investor’s due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of the Note (including, without limitation, reasonable out-of-pocket expenses for travel, meals, long distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by Investor at any time, whether before or after the Closing Date, to render opinions concerning the Company’s financial condition), (b) to pay upon demand all reasonable out of pocket costs and expenses of Investor in connection with (x) any refinancing or restructuring of the Note Purchase, whether in the nature of a “work out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) any amendments, waivers, or extensions and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (c) to pay and hold Investor harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by Investor), that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents. All such costs or expenses shall constitute a part of the Obligations under the Loan Documents.

9.3  Assignment.

(a) Investor may not assign this Agreement or any rights or obligations hereunder, other than to affiliates of Investor, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any permitted transferee shall agree in writing to be bound, with respect to the transferred securities, by the provisions hereof that apply to Investor. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor, except pursuant to a merger, recapitalization or other business combination transaction in which the surviving entity is a United States entity and agrees in writing to assume all of the covenants, liabilities and obligations of the Company hereunder and with respect to which the Investor shall have reasonably determined that such surviving entity has the same or better credit standing than the Company and provided that, in any case, no other Default or Event of Default shall then exist and no blockage, standstill or other similar event shall have been thereby triggered and still exist in any Intercreditor Agreement with respect to any Senior Indebtedness. Any assignment contrary to the terms hereof is null and void and of no force and effect. Notwithstanding the foregoing, nothing in this Agreement is intended to give any person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

(b) The Company shall keep at its principal executive office a register for the registration of transfers of the Note. The name and address of the holder of the Note, each transfer thereof and the name and address of each transferee thereof shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. Subject to compliance with applicable restrictions on transfer pursuant to federal and state securities laws, upon surrender of the Note at the principal executive office of the Company for registration of transfer (duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of the transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), a new Note (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note (which shall include all capitalized interest with respect thereto to the extent such interest has not already been represented by the issuance of a new Note). Subject to the requirements set forth above in this Section 9.3, each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the old Note being so replaced. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Note.

9.4  Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and Obligation of the Company hereunder and under all of the other Loan Documents.

9.5  Severability.  If any provision(s) of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

9.6  Interest and Charges Not to Exceed Maximum Allowed by Law.  Anything in this Agreement, the Note or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Note, acceleration of the maturity of the unpaid balance of the Note or otherwise, shall the interest and other charges agreed to be paid to Investor for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Company in respect of the Indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Investor that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Indebtedness evidenced by the Note and/or refunded to the Company so that at no time shall the interest or loan charges paid or payable in respect of the Indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

9.7  Article and Section Headings; Defined Terms.  Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

9.8  Notices.  Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as

Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy (delivery receipt confirmed) or two (2) Business Days after the date of mailing (or the next Business Day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The address of Investor is:

Phoenix Life Insurance Company
c/o Phoenix Investment Management, LLC
56 Prospect Street
Hartford, CT 06115
Attention: Paul Chute, Managing Director
Facsimile: (860) 403-7248

with a copy to:

Ober Kaler Grimes & Shriver, P.C.
120 East Baltimore Street
Baltimore, Maryland 21202
Attention: Jeffrey S. Kuperstock, Esq.
Facsimile: (410) 547-0699

The address of the Company is:

Orion HealthCorp, Inc.
1805 Old Alabama Road, Suite 350
Roswell, Georgia 33076
Attention: Terrence L. Bauer
Facsimile: (678) 832-1888

with a copy to:

Benesch Friedlander Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention: Ira C. Kaplan, Esq.
Facsimile: (216) 363-4588

9.9  Entire Agreement.  This Agreement and the other written agreements between the Company and Investor represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations under the Loan Documents, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by the Company were not based upon any fact or material provided by Investor, nor was the Company induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Investor.

9.10  Governing Law; Amendment or Waiver.

(a) This Agreement shall be construed and enforced under the laws of the State of New York without regard to conflicts of laws.

(b) This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of Investor to such amendment, action or omission to act.

9.11  Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile and by PDF transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

9.12  Construction and Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the Company, Investor and their respective agents have participated in the preparation hereof.

9.13  Consent to Jurisdiction; Exclusive Venue.  THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ALL STATE COURTS SITTING IN NEW YORK CITY FOR THE PURPOSE OF ANY LITIGATION TO WHICH INVESTOR MAY BE A PARTY AND WHICH CONCERNS THIS AGREEMENT OR THE OBLIGATIONS UNDER THE LOAN DOCUMENTS. IT IS FURTHER AGREED THAT VENUE FOR ANY SUCH ACTION SHALL LIE EXCLUSIVELY WITH COURTS SITTING IN NEW YORK CITY, UNLESS INVESTOR AGREES TO THE CONTRARY IN WRITING. THE COMPANY WAIVES ANY OBJECTION BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY COMPLYING WITH THE PROVISIONS FOR GIVING NOTICE AS SET FORTH IN THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF INVESTOR TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY INVESTOR OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

9.14  Waiver of Trial by Jury.  INVESTOR AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTERCLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

9.15  No Setoffs, etc.  All payments hereunder and under the Note shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Company shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to Investor hereunder or under the Notes, then the amount so payable to Investor shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, Investor shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

THE COMPANY:

ORION HEALTHCORP, INC., a Delaware
corporation

By:	/s/ Terrence L. Bauer
Name: Terrence L. Bauer
Title: President and Chief Executive Officer

INVESTOR:

PHOENIX LIFE INSURANCE
COMPANY, a New York corporation

By:	/s/ John H. Beers
Name: John H. Beers
Title: Vice President